ESCROW AGREEMENT

Contract Date:	May 3, 2021
Escrowor:	Alpine4 Holdings Inc
Escrowee:	Kevin Thomas
Property:	4740 S. Cleveland Ave, Fort Myers, 33907
Escrow Agent:	Cona Law PLLC
Escrow Deposit Amount:	$1,400,000.00

A.The Escrowor has contracted, under a contract dated May 4, 2021 (the “Sales Agreement”), to purchase from Escroee 100% of the membership interest in 4740 Cleveland LLC (hereinafter “Cleveland”), a Florida limited liability company that is the owner of the Property.

B.The sale of Cleveland is scheduled to close on or before November 15, 2021 for a total purchase price of $7,000,000.00, once Escrowor has secured financing or other funding in the amount of $5,600,000.

C.Escrowor agrees to escrow One Million Four Hundred Thousand Dollars ($1,400,000.00) with the Escrow Agent.  The Escrow Agent shall release the One Million Four Hundred Thousand Dollars ($1,400,000.00) to the Escrowee when Escrow Agent has received a release of escrow notice, signed by both Escrowee and Escrowor. (“Signed Release Notice”).

F.Escrowor and Escrowee have agreed that if Escrow Agent has not received the Signed Release Notice on or before November 15th, 2021, the Escrow Agent is then authorized as of November 16th, 2021, to release the One Million Four Hundred Thousand Dollars ($1,400,000.00) to the Escrowee.

In consideration of the foregoing, the parties agree as follows:

1.Establishment of Escrow Deposit.  Escrow Agent hereby acknowledges receipt of the sum of One Million Four Hundred Thousand Dollars ($1,400,000.00) to be paid to Escrow Agent upon execution of the Sales Agreement.  That sum, and all interest earned on that sum, shall be the Escrow Deposit.

2.Investment of Escrow Deposit. Upon receipt, the Escrow Agent shall deposit the Escrow Deposit in Escrow Agent’s Trust account with no interest and at no cost to Escrowor.

3.Disbursement.  Within three (3) days of receipt of a Signed Release Notice, signed by both Escrowor and Escrowee, the Escrow Agent shall release the Escrow Deposit to Escrowee. If no Signed Release Notice is received on or before November 15, 2021, then as of November 16, 2021, the Escrow Agent shall release the Escrow Deposit to Escrowee.

4.Provisions Relating to Escrow Agent.  The Escrow Agent agrees to hold the Escrow Deposit pursuant to the “Standard Terms of Escrow” attached hereto and incorporated herein by reference.

5.Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of Florida.

6.Counterparts.  This Escrow Agreement may be executed in and delivered in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Escrow Agreement. To facilitate execution and delivery of this Escrow Agreement, the parties may execute and exchange executed counterparts by facsimile or email in a pdf file to the other party or to the other party’s counsel.  Facsimile or signatures in a pdf file shall have the same legal effect as original signatures.

IN WITNESS WHEREOF, the parties execute this Escrow Agreement on the date set forth below

ESCROWOR:	ESCROWEE:

/s/ Kent Wilson	/s/ Kevin J. Thomas
Alpine4 Holdings Inc	Kevin J. Thomas
Kent Wilson, CEO

Dated:	Dated:

ESCROW AGENT:
Cona Law PLLC

By:	/s/

STANDARD TERMS OF ESCROW

1.Defined Terms. The monies being escrowed are referred to herein as the “Escrow Deposit”. The term “Escrow Agreement” refers collectively to the “Escrow Instructions” to which these “Standard Terms of Escrow” are attached and these “Standard Terms of Escrow”, and any exhibits or attachments thereto.

2.Deposit of Escrow. The Escrow Deposit will be deposited in the Escrow Agent’s trust account and no interest will be earned or paid to the benefit of Escrowor or Escrowee thereon.

3.Duties of Escrow Agent/Exculpation. It is agreed that the duties of the Escrow Agent are only as herein specifically provided, and, except to the extent the Escrow Instructions specifically direct the holding and distribution of the Escrow Deposit, are purely ministerial in nature. Escrowor and Escrowee agree that Escrow Agent shall not be liable for any loss, costs or damage which Escrowor and Escrowee may incur as a result of Escrow Agent's performance of its duties hereunder, except for any loss, costs or damage arising out of Escrow Agent's willful default or gross negligence. Accordingly, Escrow Agent shall not incur any liability with respect to: (a) any action taken or admitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities; or (b) to any action taken or admitted to be taken in reliance upon any document, including any written notice of instruction provided for in the Escrow Agreement, not only as to its due execution and validity and effectiveness of its provisions, but also for the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Escrow Agreement.

5.  Indemnification. Escrowor and Escrowee hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees and disbursements, which may be imposed upon or incurred by Escrow Agent in connection with its serving as Escrow Agent hereunder, unless such losses, claims, damages, liabilities and expenses are the result of Escrow Agent's willful default or gross negligence in performing its obligations hereunder.

6. Disputes. The Escrow Agent is acting as a stakeholder only with respect to the Escrow Deposit. If there shall exist any dispute as to whether the Escrow Agent is obligated to deliver the Escrow Deposit, or as to which party the Escrow Deposit is to be delivered, the Escrow Agent shall not be required to make any delivery to any party, but in such event the Escrow Agent may hold the Escrow Deposit until receipt by the Escrow Agent of an authorization in writing, signed by all the parties having any interest in such dispute, directing the disposition of the Escrow Deposit, or, in the absence of such authorization, the Escrow Agent may hold the Escrow Deposit until the final determination of the rights of the parties in an appropriate proceeding brought by one or more of the parties.  If such written authorization is not given, or proceedings for such determination are not begun, and the dispute is sufficient (as determined in the discretion of Escrow Agent) to justify its doing so, Escrow Agent may, but is not required to, tender to the registry or custody of any court of appropriate jurisdiction (including the Circuit Court of Collier County, Florida) all money or property held by it under the terms of this Agreement, together with such legal pleadings as it deems appropriate. The party finally determined by the court not to be entitled to the Escrow Deposit shall reimburse the Escrow Agent for all costs and expenses of such action or proceeding (including all appellate proceedings), including, without limitation, reasonable attorneys’ fees and disbursements.  Upon making delivery of the Escrow Deposit in the manner provided herein, the Escrow Agent shall be deemed discharged of all further responsibility with respect to the Escrow Deposit and shall have no further liability hereunder.

7.Conflicts. Escrowor and Escrowee waive any right it may have to claim, demand or object that Escrow Agent not act as attorney for one of the parties because of Escrow Agent's duties hereunder and any perceived conflict.  If such claim, demand or objection is nevertheless made, it shall be waived, withdrawn, and deemed void and of no effect upon Escrow Agent's tender of the Escrow Deposit to the registry or custody of any court of appropriate jurisdiction; which Escrow Agent may, but is not required to do, in the event such claim, demand or objection made.